EXHIBIT 10.25

Performance-Based Restricted Stock Unit Agreement

Granted Under IDEXX Laboratories, Inc. 2009 Stock Incentive Plan

1.	Grant of Performance-Based Restricted Stock.

(a) IDEXX Laboratories, Inc., a Delaware corporation (the “Company”), hereby grants to the Participant a Restricted Stock Unit Award consisting of the number of Restricted Stock Units (“RSUs”) stated in this Agreement. Each RSU represents the right to receive one share of common stock, $.01 par value, of the Company (individually a “Share” and collectively the “Shares”), subject to (x) the certification by the Compensation Committee of the Board of Directors (the “Committee”) as set forth in Section 1(b) of the achievement of the Performance Goal for the Performance Period as defined in this Agreement and (y) the subsequent satisfaction of the vesting conditions set forth in Section 2. Those RSUs that are certified by the Committee based on the achievement of the relevant Performance Goal shall be deemed “Certified RSUs.” The Company will record on its books the grant of the RSUs to the Participant and will issue Shares upon vesting of the Certified RSUs as provided below. This award of RSUs is subject to the terms and conditions set forth in this Agreement, the Company’s 2009 Stock Incentive Plan (the “Plan”), and the description of the Plan set forth in the Plan Prospectus. The Plan and Plan Prospectus are provided to the Participant with this Agreement. Defined terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan or the Prospectus.

(b) Determination and achievement of the Performance Goal for the Performance Period in respect of the RSU granted hereunder shall be conclusively determined by the Committee in accordance with Section 11 of the Plan. The Board of Directors may make adjustments in the Performance Goal or in the terms and conditions of this Award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles.

2.	Vesting and Forfeiture.

(a) Certified RSUs.  Any RSUs that do not become Certified RSUs at the end of the Performance Period in accordance with Section 1 shall be forfeited, effective as of the end of such Performance Period. RSUs that are Certified RSUs shall be subject to the additional vesting and forfeiture provisions set forth in this Section 2.

(b) Vesting of Certified RSUs.  Subject to Section 2(c) and (d), the Certified RSUs shall vest and become nonforfeitable in accordance with the vesting schedule set forth in this Agreement. Notwithstanding anything in this Agreement that may be to the contrary, no RSU will vest unless and until it is deemed to be a Certified RSU upon the Committee’s certification of the achievement of the Performance Goal for the Performance Period.

(c) Forfeiture.  Except as otherwise provided in this Section 2,  in the event that the Participant ceases to be employed by the Company or a member of the Board of Directors of the Company (an “Eligible Grantee”) for any reason or no reason, with or without cause, the balance of RSUs that have not been certified or vested as of the date of such cessation will be forfeited and the Participant will have no future rights with respect to any such uncertified or unvested RSUs. For all purposes of this Agreement, (x) “employment” shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations or any successor regulations, and (y) if this Agreement shall be assumed or a new Agreement substituted therefor in a transaction to which Section 425(a) of the Code applies, employment by such assuming or substituting corporation shall be considered for all purposes of this Agreement to be employment by the Company. If the Participant is employed by a parent or subsidiary of the Company, any references in this Agreement to employment with the Company or termination of employment by or with the Company shall instead be deemed to refer to such parent or subsidiary.

(d) Disability or Death.  In the event that the Participant’s employment or service to the Company is terminated as a result of the Participant’s Disability (as defined in Section 22(e)(3) of the Code) or as a result of the Participant’s death, all Certified RSUs that have not vested as of the date of such cessation of service shall immediately vest and become nonforfeitable as of the date of the Participant’s Disability or death; provided, however, if such Disability or death occurs within one year of the grant date of this award, then this award shall continue to vest after the date of such Disability or death in accordance with the schedule described in Section 2(b) above, except that all Certified RSUs that have not vested as of the date of such cessation of service will immediately vest and become nonforfeitable as of the date that is the one-year anniversary of the grant date of this award, provided that the Committee has certified the achievement of the Performance Goal for the Performance Period.

3.	Restrictions on Transfer.

The Participant may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of by operation of law or otherwise, any RSUs, or any interest therein, except by will or the laws of descent and distribution.

4.	Rights as Stockholder.

Neither the Participant, nor any person claiming through the Participant, will have any of the rights or privileges of a stockholder of the Company with respect to the RSUs unless and until Shares have been issued, recorded on the records of the Company or its transfer agent, and delivered to the Participant upon vesting of the Certified RSUs. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued. After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to the Shares.

5.	Delivery of Shares; Compliance with Securities Laws, Etc.

(a) General. The Company shall, upon vesting of Certified RSUs hereunder, make prompt delivery of vested Shares to the Participant, or if the Participant has died or become Disabled (as defined in Section 2(c) above), to the person to whom this award is transferred by will or the laws of descent and distribution, provided that if any law or regulation requires the Company to take any action with respect to such Shares before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to complete such action.

(b) Listing, Qualification, Etc.  This Agreement shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of Shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with,  the    issuance of Shares hereunder, then such issuance shall be deferred until such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for, effect disclosure, or to satisfy such other condition.

6.	No Special Employment Rights.

Nothing contained in the Plan, the Prospectus or this Agreement shall be construed or deemed to constitute an employment or service contract or confer or be deemed to confer on the Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate the Participant’s employment or service or other relationship at any time, with or without cause.

7.	Withholding Taxes; Section 83(b) election.

(a) No Shares will be delivered pursuant to the vesting of a Certified RSU unless and until the Participant satisfies any federal, state or local withholding tax obligation required by law to be withheld in respect of this award.  The Participant acknowledges and agrees that to satisfy any such tax obligation, the Company may deduct and retain from the Shares to be distributed upon vesting of Certified RSUs such number of Shares as is equal in value to the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon such vesting (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such income), based on the closing price of the Company’s common stock on the date of vesting.

(b) The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this award.

8.	Data Privacy.

By entering into this Agreement, the Participant: (i) authorizes the Company and its Subsidiaries, and any agent of the Company and its Subsidiaries administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Subsidiaries such information and data as the Company or any such Subsidiary shall request in order to  facilitate  administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company and its Subsidiaries to store and transmit such information in electronic form.

9.	Miscellaneous.

(a) Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company. The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan, or any portion thereof, at any time, subject to the requirements for certain amendments or alterations set forth in the Plan.

(b) All notices under this award shall be mailed or delivered by hand to the parties at their respective addresses set forth in this Agreement or at such other address as may be designated in writing by either of the parties to one another.

(c) This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 hereof.

(e) The right of the Participant to receive Shares pursuant to this award is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this award other than those of an unsecured general creditor of the Company.

(f) This award shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to applicable conflicts of laws.